STANDISH, AYER & WOOD MASTER PORTFOLIO
                                  P.O. Box 501
                            George Town, Grand Cayman
                              Cayman Island, B.W.I.

                                 January 2, 1998

Investors Bank & Trust Company
One First Canadian Place
King Street West, Suite 2000
P.O. Box 231
Toronto, Canada M5X 1C8

      Re:   Custodian Agreement (the "Agreement")

Ladies and Gentlemen:

      Attached is an amendment to Appendix A (the "Amendment") to the Agreement between Standish, Ayer & Wood Master Portfolio (the "Trust") and you. Pursuant to ss.17 of the Agreement, the Trust proposes that the Agreement be amended to include an additional series of the Trust named in the Amendment in bold.

      Please indicate your acceptance of the foregoing by executing the four originals of this letter agreement, returning two to the Trust and retaining two for your records.

Very truly yours,

Standish, Ayer & Wood Master Portfolio    Investors Bank & Trust Company


By: _______________________________       By:_____________________________

Name:______________________________       Name:___________________________

Title:_____________________________       Title:__________________________

                               CUSTODIAN AGREEMENT
                 between Standish, Ayer & Wood Master Portfolio
                       and Investors Bank & Trust Company

                                   APPENDIX A
                            (Revised January 2, 1998)

Standish Fixed Income Portfolio
Standish Equity Portfolio
Standish Small Capitalization Equity Portfolio
Standish Global Fixed Income Portfolio
Standish Small Capitalization Equity Portfolio II
Standish Diversified Income Portfolio
Standish Short-Term Asset Reserve Portfolio